Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

180 Life Sciences Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	4,448,713	$1.09	$4,826,853.61	0.00011020	$531.92

Total Offering Amounts						$4,826,853.61		$531.92
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$531.92

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on May 3, 2023.

(3)	Represents shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock offered by the selling stockholder.